                                                                EXHIBIT 99.3

FOR IMMEDIATE RELEASE                   FOR ADDITIONAL INFORMATION
Tuesday, November 12, 1996              Contacts:    ValliCorp Holdings, Inc.
                                                     J. Mike McGowan
                                                     (209) 437-5700

                                                     Westamerica Bancorporation
                                                     E. Joseph Bowler
                                                     (707) 863-6840


            WESTAMERICA BANCORPORATION AND VALLICORP HOLDINGS, INC.
                        SIGN DEFINITIVE MERGER AGREEMENT

                San Rafael and Fresno, CA - Westamerica Bancorporation (NASDAQ:
WABC) and ValliCorp Holdings, Inc. (NASDAQ: VALY) jointly announced today the signing of a Definitive Merger Agreement under which Westamerica will acquire the outstanding shares of common stock of ValliCorp Holdings, Inc. pursuant to a tax-free exchange of Westamerica Common Stock for all common stock of ValliCorp. ValliCorp, parent company of ValliWide Bank, headquartered in Fresno, California, with approximately $1.3 billion in assets and $1.2 billion in deposits, operates 58 offices in 14 counties primarily in the Central Valley of California. The merger between the Northern California based Westamerica Bancorporation and the Fresno, California based ValliCorp will result in the formation of a financial institution with $3.9 billion in assets and with the eighth largest bank deposit share in California.

                The Definitive Merger Agreement, which has been approved unanimousily by the boards of Directors of both companies, is subject to conditions usual and customary for merger transactions of this type, including approval by both Westamerica and ValliCorp shareholders, approval by the Federal Reserve Board and California Superintendent of Banks, and satisfaction of certain other terms and conditions.

                The merger will be accounted for as a pooling of interests in which, for each outstanding share of ValliCorp Common Stock, ValliCorp shareholders will receive $21.00 of value in Westamerica Bancorporation Common Stock, subject to upward or downward adjustments if Westamerica's average stock price at closing (as defined) is more than $53.81 or less than $48.69. At September 30, 1996, Westamerica had approximately 9.4 million shares outstanding and ValliCorp had approximately 14.0 million shares outstanding. The transaction, based upon Westamerica's closing price on November 11, of $52.25, is valued at approximately $304 million. Although the parties have not adopted any formal timetable, subject to satisfying the conditions in the Agreement, it is presently estimated the merger will be consummated in the second quarter of 1997.

                ValliCorp's Chairman and CEO, J. Mike McGowan, stated: "We are excited about joining one of the most successful community banks in California. In the current environment of rapid change and consolidation in the banking industry, we concluded that merging with Westamerica presented an outstanding course of action for our shareholders and employees and an unparalleled opportunity to join a premier California community bank. Westamerica brings to the affiliation a stellar record of earnings and dividend growth, strong asset quality, a wide branch network, and the capital resources needed to develop the profitable segments in our banking business. Most importantly, Westamerica is committed to developing a strong partnership with their customers which is a philosophy ValliCorp has always pursued. We believe this merger is right for the customers and communities served by ValliCorp."

                David L. Payne, Chairman, President and CEO of Westamerica, said: "We are extremely pleased with this opportunity to expand Westamerica's community banking franchise into the Central Valley of California. ValliCorp is a logical merger partner for Westamerica due to it strong business banking position in this large and growing part of our state. We believe the earnings potential of our company has been dramatically strengthened providing further growth opportunities for Westamerica Bancorporation shareholders."

                ValliCorp has also granted Westamerica an option to purchase up to 19.9 percent of the outstanding shares of ValliCorp Common Stock if certain events and conditions (as defined in the option agreement) occur, including a third party merger proposal or tender offer.

                Westamerica Bancorporation operates as a multi-bank holding company with 57 branches in 13 Northern California Counties. Westamerica's assets at September 30, 1996 were approximately $2.5 billion. Westamerica reported record net income of $9.5 million or $1.00 per share for the quarter ending September 30, 1996 and record net income of $28.0 million or $2.89 per share for the first nine months of 1996.

(NOTE: A registration statement relating to the Westamerica Common Stock to be exchanged for shares of ValliCorp Holdings, Inc. Common Stock will be filed with the Securities and Exchange Commission ("SEC"). The Westamerica Common Stock may not be exchanged, nor may offers to exchange be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to exchange or the solicitation of an offer to exchange nor shall there be any exchange of the Westamerica Common Stock in any state in which such offer, solicitation, or exchange would be unlawful prior to registration or qualification under the securities laws of any such state. The Westamerica Common Stock to be exchanged will be offered only by means of a prospectus filed with the SEC.)